Exhibit 10.23.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the Employment Agreement (as defined below) is made and entered into as of February 13, 2014 (the “Effective Date”), by and between RetailMeNot, Inc., a Delaware corporation (the “Company”), and Steven Pho, an individual (the “Executive”).

WHEREAS, the Company (then operating as WhaleShark Media, Inc.) and Executive previously entered into an Employment Agreement effective as of March 1, 2013, as amended by that certain Amendment to Employment Agreement dated October 15, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement in the manner set forth herein, pursuant to Executive’s request.

NOW THEREFORE, in consideration of their mutual promises and agreements contained in the Employment Agreement and other good and valuable consideration, the Company and Executive agree as follows:

1.	Section 1.6.1 of the Employment Agreement shall be amended and restated to read in its entirety to read as follows:

“1.6.1. Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.5.1 above, Executive’s Voluntary termination of employment hereunder in accordance with Section 1.5.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.5.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.”

2.	Section 1.6.4 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“1.6.4. Immediate Partial Vesting Upon Change of Control. Upon the occurrence of a Change in Control (as defined in Section 1.6.2 above), twenty-five percent (25%) of any unvested shares subject to any equity grants issued to Executive by Company shall immediately accelerate and vest and become exercisable in full, subject to Executive’s continued employment with the Company through the date of such event.”

3.	Except as specifically amended, the Employment Agreement shall remain in full force and effect as originally executed.

4.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instruments.

IN WITNESS WHEREOF, this Amendment is hereby executed to be effective as of the date set forth above.

“COMPANY” RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:	President and Chief Executive Officer

“EXECUTIVE” STEVEN PHO

/s/ Steven Pho
By: Steven Pho

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